Exhibit 10.19

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made as of December 31, 2004, between On Assignment, Inc., a Delaware corporation (the “Company”), and Ronald W. Rudolph (“Mr. Rudolph”).

Recitals

A.                                   Mr. Rudolph currently serves as the Executive Vice President, Finance and Chief Financial Officer of the Company.

B.                                     Mr. Rudolph has notified the Company of his intent to retire from the Company as of the close of business on January 31, 2005.

C.                                     The Company desires to retain Mr. Rudolph’s services for a transition period in accordance with the terms of this Agreement.

NOW, THEREFORE, the parties intending to be legally bound hereby agree as follows:

1.                                      Consulting.  As of February 1, 2005 (the “Engagement Date”), the Company shall engage Mr. Rudolph to serve as an advisor and consultant to the Company, and Mr. Rudolph shall accept such engagement, on the terms and conditions of this Agreement.

2.                                      Term of Engagement.  The term of Mr. Rudolph’s engagement hereunder (the “Term”) shall commence on the Engagement Date and shall continue thereafter until the first anniversary of the Engagement Date; provided, that the Term shall be renewable in additional one-year increments upon mutual agreement of the parties.  Notwithstanding the foregoing, Mr. Rudolph’s engagement hereunder may be terminated prior to its expiration in accordance with the foregoing sentence (a) upon mutual agreement of the parties, (b) by either party, in the event of the material breach of any of the provisions of this Agreement by the other party; provided that the non-breaching party has given the breaching party written notice of such material breach and the breaching party has not cured, or cannot cure, such material breach within ten (10) business days after receipt of such notice, or (c) by the Company, in the event Mr. Rudolph becomes employed by a third party on a full-time (40 hours per week or greater) basis.

3.                                      Duties.

(a)                                  Mr. Rudolph shall, during the Term, be available to the Company to provide advisory and consulting services relating to investor relations, capital markets, strategic initiatives, accounting issues and related matters as reasonably requested by the Company (collectively, the “Services”).  Mr. Rudolph shall perform the Services consistent with the highest professional standards in the industry.

(b)                                  The parties anticipate that Mr. Rudolph will devote between 10 and 20 hours per week in the performance of the Services; provided, however, that such time may be greater or less than currently anticipated and may vary from week-to-week, depending upon the nature of the Services being performed.  Nothing in this Agreement shall be construed as limiting the ability of Mr. Rudolph to procure other employment or consulting engagements, so long as such employment or engagements (i) are not with or by a Restricted Business (as defined in Section 8(d) below), (ii) do not violate any of the other covenants set forth in Section 8, and (iii) do not interfere with his ability to devote sufficient time and attention to his performance of the Services.

(c)                                  Mr. Rudolph shall report directly to Peter Dameris, President and Chief Executive Officer of the Company, and such other persons as Mr. Dameris may designate from time to time.

(d)                                  Mr. Rudolph shall perform the Services as necessary from the Company’s corporate offices on such schedule as the Company deems reasonably necessary, with travel as necessary depending on the requirements of the Company and the Services.  The Company shall provide Mr. Rudolph with access to office space and reasonable office support necessary to perform the Services.  Mr. Rudolph shall devote a reasonable amount of time to perform the Services to the best of his abilities and consistent with the terms of this Agreement.  Within the scope of his duties, Mr. Rudolph shall cooperate with the Company in the advancement of the best interests of the Company and its Affiliates.  For purposes of this Agreement, the term “Affiliate” means, with respect to any entity or person, any other person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, such entity or person, where the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

4.                                      Compensation.  In consideration for provision of the Services hereunder, during the Term, the Company shall pay Mr. Rudolph an annual sum of $100,000.00 in monthly installments of $8,333.33, payable in advance on the first business day of each month during the Term.

5.                                      Expenses.  The Company will reimburse Mr. Rudolph for all reasonable out-of-pocket business expenses incurred by Mr. Rudolph in the performance of the Services hereunder, consistent with the Company’s standard expense reimbursement policies applicable to its executives; provided, that any business expenses in excess of $250.00 shall require the prior written approval of the Company.  Mr. Rudolph shall submit to the Company, on a monthly basis, an expense report providing an accounting and substantiation for any reimbursable travel expenses. The Company will reimburse Mr. Rudolph for such expenses within fifteen (15) business days after its receipt of each expense report, unless the Company contests the expense report in good faith.  The Company will provide Mr. Rudolph with assistance in making any travel plans on behalf of the Company.

6.                                      Confidentiality; Work Product.

(a)                                  Obligation to Maintain Confidentiality.  Mr. Rudolph acknowledges that any Confidential Information (as defined in Section 6(e)) disclosed or made available to him or obtained, observed or known by him as a direct or indirect consequence of the provision of the Services pursuant to this Agreement are the property of the Company and its Affiliates.  Therefore, Mr. Rudolph agrees that he will not at any time (whether during or after the term of this Agreement) disclose or permit to be disclosed to any person or entity or, directly or indirectly, utilize for his own account or permit to be utilized by any person or entity any Confidential Information for any reason whatsoever without the Company’s express prior written consent.  Mr. Rudolph agrees to deliver to the Company at the termination of this Agreement, or at any other time the Company may request (whether during or after the term of this Agreement), all Confidential Information that he may then possess or have under his control.  Mr. Rudolph further agrees that any property situated on the Company’s premises and owned by the Company or any of its Affiliates, including disks and other storage media, filing cabinets or other work areas, shall be subject to inspection by the Company and their personnel at any time, with or without notice.

(b)                                  Third Party Information.  Mr. Rudolph understands that the Company will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of this Agreement and thereafter, and without in any way limiting the provisions of this Section 6, Mr. Rudolph shall hold all Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company who need to know such information in connection with their work for the Company) or use, except in connection with his work for the Company, Third Party Information unless expressly authorized by the Company in writing.

(c)                                  No Restriction on Executive’s Use of Prior Knowledge.  Nothing in this Section 6 or in the definitions of Confidential Information or Third

Party Information shall be construed to prevent Mr. Rudolph from using or disclosing any information known to him prior to the date of this Agreement (other than information subject to another confidentiality or similar agreement between Mr. Rudolph and the Company), or his general knowledge and experience in future employment or business ventures, or information known or which becomes generally known to and available for use by the public other than as a direct or indirect result of Mr. Rudolph’s acts or omissions to act.

(d)                                  Compelled Disclosure.  If Mr. Rudolph is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Confidential Information or Third Party Information to any person, Mr. Rudolph will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy.  Mr. Rudolph will cooperate fully with the Company and the Company’s representatives in any attempt by the Company to obtain any such protective order or other remedy.  If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Mr. Rudolph disclose Confidential Information or Third Party Information, and if Mr. Rudolph furnishes the Company with a written opinion of reputable legal counsel acceptable to the Company confirming that the disclosure of such Confidential Information or Third Party Information is legally required, then Mr. Rudolph may disclose such Confidential Information or Third Party Information to the extent legally required; provided, however, that Mr. Rudolph will use all reasonable efforts to ensure that such disclosed information is treated confidentially by each person to whom it is disclosed.

(e)                                  “Confidential Information” means any and all data and information concerning the business affairs of the Company, other than information released to or otherwise generally known by the public or within the staffing industry.  Without limiting the generality of the foregoing, “Confidential Information” shall expressly include information relating to any of the Company’s (a) past, present or prospective business opportunities, including information concerning acquisition or merger opportunities, (b) current or prospective clients, including current or prospective client lists, (c) manners of operation, business plans and processes, or marketing and recruitment efforts, (d) financial results and projections, (e) personnel records, or (f) trade secrets, without regard to whether any of the foregoing matters are deemed confidential, material or important.  “Confidential Information” does not, however, include any information that Mr. Rudolph has obtained from a person other than an employee or director of the Company, which was disclosed to him without a breach of a duty of confidentiality.

7.                                      Consultant’s Representations.  Mr. Rudolph hereby represents and warrants to the Company that (a) the execution, delivery and performance by him of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which he is a party or by which he is otherwise bound, (b) he is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity that remains in full force and effect that could conflict with his duties hereunder and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Mr. Rudolph, enforceable against him in accordance with its terms.

8.                                      Non-Solicitation; Restricted Businesses.

(a)                                  During the Term, Mr. Rudolph shall not, directly or indirectly:

(1)                                  induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the employment relationship between the Company and any employee thereof;

(2)                                  hire or seek to hire any person who is an employee of the Company as of the Retirement Date; provided, however, that Mr. Rudolph shall be permitted to hire any person who, at his or her own initiative and not at the direct or indirect suggestion or behest of Mr. Rudolph, approaches Mr. Rudolph after the Term, for the purpose of gaining employment with Mr. Rudolph, or responds to a general employment advertisement that is not specifically directed at the employee, the Company’s employees generally or any subset of the Company’s employees;

(3)                                  induce or attempt to induce any client, supplier, licensee or other business relation of the Company (each, a “Business Relation”) to cease doing business with the Company, or in any other way unlawfully interfere with the business relationship between any Business Relation and the Company; provided, however, that this restriction shall not apply to (A) Mr. Rudolph’s response to an indication by a Business Relation, at his, her or its own initiative and not at the direct or indirect suggestion or behest of Mr. Rudolph, of interest in procuring services offered (directly or indirectly) by Mr. Rudolph, or (B) any general advertisement that is not specifically directed at such Business Relation, the Business Relations of the Company generally or any subset of the Company’s Business Relations;

(4)                                  be employed by, serve as a director of, provide consulting or advisory services to, or otherwise participate or invest in any Restricted Business (as defined in Section 8(b)), unless the Company’s Board of Directors has provided its prior written consent; provided, however, that this Section 8(a)(4) shall not prevent Mr. Rudolph from owning up to 2% of the publicly traded securities of a Restricted Business in which he has no other involvement; or

(5)                                  provide any consulting, advisory, valuation or other services, whether retained as an employee or independent contractor, to any investment banking firm, institutional shareholder, prospective shareholder or any other person in connection with the evaluation, consideration, negotiation or consummation of a merger, acquisition, sale, investment or other corporate transaction that directly or indirectly involves the Company or any of its subsidiaries, divisions or businesses.

(b)                                  “Restricted Business” means a staffing company that offers or provides temporary or permanent placement of lab personnel, nurses or other science or healthcare professionals in the United States.

(c)                                  Mr. Rudolph acknowledges and confirms that he deems the restrictions on his business activities set forth in Section 8(a) to be reasonable and appropriate, given the foregoing parameters of such restrictions, the interest in protecting the goodwill of the Company and the Company’s agreement to provide Mr. Rudolph compensation for Services rendered in accordance with Section 3.

9.                                      Non-Assignability.  None of the parties hereto shall have the right to assign, delegate or transfer any rights or obligations hereunder, except that (a) the Company may assign, delegate or otherwise transfer any or all of its rights and obligations hereunder to a wholly-owned subsidiary of the Company, and (b) the Company’s rights and obligations hereunder shall be transferable collectively to any successor of the Company by operation of law upon a merger or consolidation involving the Company, or in connection with a sale of all or substantially all of the Company’s assets (a “Change in Control”).  In the event of a Change in Control, the Company shall be obligated to (a) cause the Company’s successor to assume all obligations under this Agreement or (b) pay all then unpaid Consulting Compensation for the remainder of the initial Term or the remainder of any subsequent one-year renewal period in a lump sum within five (5) business days following the consummation of the Change in Control.

10.                               Integration.  This Agreement constitutes the entire agreement of the parties, and supersedes any prior understandings, agreements or representations by the parties, whether written or oral, with respect to the subject matter hereof; provided, however, that this Agreement supplements but does not supersede (a) the Executive Agreement dated December 31, 2004 (the “Executive Agreement”), by and between the Company and Mr. Rudolph or (b) the Other Confidentiality Agreements (as defined in the Executive Agreement).

11.                               Amendment.  This Agreement may be amended only by a writing duly executed by both the Company and Mr. Rudolph.

12.                               Waivers; Remedies.  A party hereto may waive any right or remedy hereunder only in writing.  A waiver by a party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any other occasion.  No failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

13.                               Counterparts; Facsimile Transmission.  This Agreement may be executed in two counterparts, each of which shall deemed to be an original and both of which taken together shall constitute one and the same agreement.  Each party to this Agreement agrees that it will be bound by its own facsimile (telefax) signature and that it accepts the facsimile (telefax) signature of the other party to this Agreement.

14.                               Severability.  Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in any circumstance, the offending provision shall be amended so as to be valid, legal and enforceable in such circumstance, to the fullest extent possible.  If the offending provision cannot be so amended, it shall be stricken from this Agreement, but the remainder of the Agreement shall remain in full force and effect.

15.                               Remedies.  The parties understand and acknowledge that any breach of the obligations in Section 6 of this Agreement would cause the Company substantial immeasurable and irreparable injury for which monetary damages would not compensate it.  Accordingly, the parties agree that in the event of any violation of Section 6, in addition to any damages or other remedies allowed by or available at law or equity, the parties shall be entitled to temporary, preliminary, and/or interim injunctive relief from any Court of competent jurisdiction.

16.                               Independent Contractor.  The parties expressly understand and agree that the relationship of Mr. Rudolph to the Company with respect to this Agreement is that of an independent contractor.

17.                               Choice of Law; Jurisdiction.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed and enforced in accordance with the laws of the state of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

18.                               Binding Arbitration.

(a)                                  The parties agree that any dispute or controversy arising out of, relating to, or in any way connected to this Agreement or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by binding neutral arbitration in accordance with the then in effect American Arbitration Association National Rules for the Resolution of Employment Disputes (the “AAA Rules”).  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be in writing, and shall be final, conclusive, and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.

(b)                                 Each of the parties understands that, by consenting to the arbitration provisions of this Agreement, he or it is waiving their right to a jury trial.

(c)                                  The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law.  The arbitration proceedings shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1 et seq., and by the AAA Rules, without reference to state arbitration law, except that each party shall be entitled to discovery of essential documents and witnesses, as determined by the arbitrator.  Each party shall also be entitled to pursue all remedies, damages or claims that would be available if the case had been litigated in the judicial forum having jurisdiction over it.

(d)                                 Each of the parties hereby consents to the exclusive jurisdiction and venue of the state and federal courts located in Los Angeles County, California for any action or proceeding arising from or relating to this Agreement, all disputes or issues arising from or relating in any way to Mr. Rudolph’s relationship with the Company, or any action or proceeding relating to any arbitration in which the Company and Mr. Rudolph are participants.  Any arbitration conducted pursuant to this Agreement shall be held in Los Angeles County, California.

(e)                                  Notwithstanding any other provision to this Agreement, either party to this Agreement may apply to any court of competent jurisdiction located in Los Angeles County, California for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

(f)                                    Any arbitration proceedings conducted under the terms of this Agreement will be conducted confidentially.  All documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in confidence and under seal, and shall be available for inspection only by the arbitrator(s), the parties and their respective attorneys and their respective experts, who shall agree in advance and in writing to receive and maintain all such information in confidence.

(g)                                 The Company shall pay all expenses related to the arbitration that would not have been incurred if the case had been brought in court.  However, the prevailing party may recover his or its reasonable attorneys’ fees and expenses to the extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date set forth in the preamble hereto.

ON ASSIGNMENT, INC.

By:	/s/ Peter Dameris
Peter Dameris, President and Chief Executive Officer

/s/ Ronald W. Rudolph
Ronald W. Rudolph